UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 23, 2006

Majesco Entertainment Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-70663	06-1529524
(Commission File Number)	(IRS Employer Identification No.)
160 Raritan Center Parkway, Edison, New Jersey	08837
(Address of Principal Executive Offices)	(Zip Code)

(732) 225-8910

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 23, 2006, the Company’s Board of Directors (the ‘‘Board’’) appointed Jesse Sutton as interim Chief Executive Officer and a member of the Board, to serve as a Class I Director until the 2009 Annual Meeting of the Company’s stockholders.

Jesse Sutton, age 37, has served as the Company’s President since December 2003 and, until August 24, 2004, served as the Company’s Chief Executive Officer. Mr. Sutton also served as a member of the Board since December 2003, until his resignation on February 6, 2006, that allowed the Board to maintain a majority of independent directors. Current and historical information with respect to Mr. Sutton’s prior experience and current and prior relationships with the Company have been previously disclosed and are available in the Company’s publicly filed documents.

Also, on August 23, 2006, Morris Sutton resigned as the Company’s interim Chief Executive Officer and a member of the Board. Mr. Sutton had served as interim Chief Executive Officer and Chairman of the Board since February 3, 2006. Mr. Sutton will return to his previous position as Chairman Emeritus and will lead the Company’s sales and distribution efforts. Morris Sutton is Jesse Sutton’s father. Current and historical information with respect to Mr. Sutton’s prior experience and current and prior relationships with the Company have been previously disclosed and are available in the Company’s publicly filed documents.

Compensation arrangements relating to Messrs. Morris and Jesse Sutton have not been changed in connection with the events described above. Information on these compensation arrangements have been previously disclosed and are available in the Company’s publicly filed documents.

Item 9.01 – Financial Statements and Exhibits.

(c) Exhibits.

The following exhibits are furnished with this report:

Exhibit No.	Description
99.1	Press Release dated August 29, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAJESCO ENTERTAINMENT COMPANY
By:	/s/ Jesse Sutton
Name:	Jesse Sutton
Title:	Interim Chief Executive Officer

Date: August 29, 2006